Exhibit 5.1

MEITAR

MEITAR | LAW OFFICES

16 Abba Hillel Silver Road, Ramat Gan, 5250608, Israel
Tel. + 972 3 6103100 Fax. + 972 3 6103111 www.meitar.com

July 25, 2025

Chemomab Therapeutics Ltd.
Kiryat Atidim, Building 7
Tel Aviv, Israel

Re: CHEMOMAB THERAPEUTICS LTD.

Ladies and Gentlemen:

We have acted as Israeli counsel for Chemomab Therapeutics Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the Sales Agreement, dated as of July 25, 2025 (the “Sales Agreement”) with LifeSci Capital, LLC (the “Agent”), pursuant to which the Company has agreed to offer and sell (the “Offering”) from time to time its American Depositary Shares (“ADSs”), each representing twenty (20) ordinary shares, no par value, of the Company, having an aggregate offering price of up to $7,258,687  (the “ATM Shares”). The ATM Shares will be issued pursuant to the shelf registration statement on Form F-3 (File No. 333- 275002) initially filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, (the “Securities Act”) on October 16, 2023 and amended on October 30, 2023, and was declared effective by the SEC as of November 3, 2023 (the “Registration Statement”), and the related prospectus contained therein covering, among other securities, the ATM Shares.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the amended and restated articles of association of the Company, as amended to the date hereof; (iii) a draft of the prospectus supplement dated July 25, 2025 (the “Prospectus Supplement”); (iv) the Sales Agreement; (v) resolutions of the board of directors (the “Board”) of the Company, which relate to the Registration Statement and other actions to be taken in connection with the Offering; (vi) resolutions of the Board at which the execution of the Sales Agreement and the actions to be taken in connection therewith were approved; and (vii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that, assuming that prior to the issuance of any of the ATM Shares under the Sales Agreement by the Agent, the price, number of ATM Shares and certain other terms of issuance with respect to any specific placement notice delivered under the Sales Agreement will be authorized and approved by the Board or a pricing committee of the Board in accordance with Israeli law, all corporate proceedings necessary for the authorization, issuance and delivery of the ATM Shares shall have been taken and upon issuance pursuant to the terms of the Sales Agreement and in accordance with resolutions of the Board related to the Offering, the ATM Shares as described in the Prospectus Supplement will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the furnishing of this opinion as an exhibit to the Company’s report on Form 6-K dated July 25, 2025, which is incorporated by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the prospectus forming part of the Registration Statement and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Prospectus Supplement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices
Meitar | Law Offices